IN THE UNITED STATES DISTRICT COURT
FOR THE MIDDLE DISTRICT OF PENNSYLVANIA

UNITED STATES OF AMERICA, v. MONEYGRAM INTERNATIONAL, INC., Defendant.	Case No. 1:12-cr-291

AMENDMENT TO AND EXTENSION
OF DEFERRED PROSECUTION AGREEMENT

MoneyGram International, Inc. (the “Company”) and the United States Department of Justice, Criminal Division, Money Laundering and Asset Recovery Section and the United States Attorney’s Office for the Middle District of Pennsylvania (collectively, the “Department”), enter into this Amendment to and Extension of Deferred Prosecution Agreement (the “Amendment”), extending the term of the Deferred Prosecution Agreement entered on November 9, 2012, and currently in effect between the Company and the Department (the “Agreement”), until May 10, 2021 (the “Extended Term”). Unless expressly addressed herein, the terms and conditions of the Agreement will remain in full force and effect through the end of the Extended Term.

1.    The Department and the Company enter into this Amendment based on the following factors:
a.      continuing weaknesses in the Company’s anti-money laundering (“AML”) and anti-fraud programs, including the Company’s failure, despite some progress during the original term of the Agreement, to successfully complete the implementation of the enhanced compliance undertakings required by the Agreement;
b.      the Company’s implementation of a new fraud interdiction system in April 2015 that ultimately proved to be ineffective and resulted in a failure by the Company, between April 2015 and October 2016, to block a substantial number of transactions associated with consumers the Company previously identified as receiving fraud transactions;
c.      the Company’s knowledge that the newly implemented fraud interdiction system was ineffective and its failure to adequately remediate this failure until October 2016;
d.    the Company’s inadequate disclosure of the weaknesses in the fraud interdiction system to the Department;
e.     the Company’s agreement to extend all terms of the Agreement through the Extended Term, including, but not limited to, the continued retention of an independent compliance monitor and the waiver of the statute of limitations, as set forth in paragraph 16 of the Agreement;
f.    the Company’s agreement to additional compliance and reporting undertakings;
g.    the Company’s continued commitment to enhance its AML and anti-fraud compliance programs, including the dedication of substantial resources to such programs and the engagement of a national consulting firm to assist in the development and execution of a risk-based program to ensure that the Company can successfully meet its obligations under the law and the requirements contained in Attachment C to the Agreement, including any amendments;
h.    the Company’s commitment to timely add the names of individuals identified for interdiction as a result of Consumer Fraud Reports (“CFRs”) as specified in Paragraph 20 below;
i.     the Company’s agreement to forfeit $125 million in proceeds related to consumer fraud loss in 2015 and 2016;
j.     the Company’s compliance with its cooperation obligations under the original Agreement, including by producing relevant documents, making its employees available for interviews, and collecting, analyzing, and organizing relevant information for the Department, and the Company’s agreement to continue to cooperate with the Department through the extension of the Agreement; and
k.     the Company’s continued cooperation with and contributions to law enforcement.
2.    The third paragraph of the Agreement is amended to read as follows:
3.    This Agreement is effective for a period beginning on the date on which the Information was filed and ending on May 10, 2021 (the “Extended Term”). However, the Company agrees that, in the event that the Department determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the Extended Term of the Agreement may be imposed by the Department, in its sole discretion, for up to a total additional time period of one year, without prejudice to the Department’s right to proceed as provided in Paragraphs 16 through 19 below. Any extension of the Agreement extends all terms of this Agreement, including the terms of the monitorship in Attachment D, for an equivalent period. Conversely, in the event the Department finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the corporate compliance monitor in Attachment D, and that the other provisions of this Agreement have been satisfied, the Extended Term of the Agreement may be terminated early.

3.    The twelfth paragraph of the Agreement is amended to read as follows:
12.    The Company agrees that it will not employ or be affiliated with the Monitor for a period of not less than two years from the date on which the Monitor’s term expires.

4.    The fifteenth paragraph of the Agreement is amended to read as follows:
15.    The Department further agrees that if the Company fully complies with all of its obligations under the Agreement and the Amendment, the Department will not continue the criminal prosecution against the Company described in paragraph 1 of the Agreement, or bring any criminal case against the Company, or any of its wholly owned or controlled subsidiaries, related to any information that the Company disclosed to the Department or the Monitor prior to the date on which this Amendment was signed, and, at the conclusion of the Extended Term, the Agreement and its Amendment shall expire. Within forty-five (45) days of the Agreement’s expiration, the Department shall seek dismissal with prejudice of the criminal Information filed against the Company on November 9, 2012.

5.    The Agreement is amended to include the following provision:
Certification
26.    On the date that the Extended Term expires, the Company, by the Chief Executive Officer and the Chief Compliance Officer of the Company, after conducting a reasonable inquiry within the Company, will certify to the Department that, in good faith reliance on information provided to the Chief Executive Officer and Chief Compliance Officer by key employees within the Company, and based on their information and belief, the Company has met its obligations under this Agreement. Such certification will be deemed a material statement and representation by the Company to the executive branch of the United States for the purposes of Title 18, United States Code, Section 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

6.    The seventh, eighth, and ninth paragraphs of Attachment C to the Agreement are amended to read as follows:
Agent Due Diligence Remediation

7.For Agents deemed by MoneyGram to be high risk or operating in a high risk area, MoneyGram will develop and implement a plan to conduct enhanced due diligence. On a monthly basis, MoneyGram will also calculate, with respect to each Agent location for the preceding month, the monetary value of (a) completed money transfers that were the subject of a Consumer Fraud Report (“CFR”), (b) other completed money transfers made to the receiver who was identified as a fraud perpetrator in any such CFR (“Related Receiver Transactions”), and (c) other completed money transfers made by the sender identified as a fraud victim in any such CFR, provided that such sender was also identified as a fraud victim in a second CFR within thirty (30) days of the first CFR (“Related Sender Transactions”). If the total combined monetary value of (a), (b), and (c) exceeded five percent (5%) of the total monetary value of money transfers paid by that Agent location for each of the three preceding months, MoneyGram will suspend the Agent location’s ability to conduct further money transfers pending a review to determine whether the Agent location can continue operating. Upon completion of the review, MoneyGram will, where appropriate, terminate, restrict, or discipline the Agent location.

Anti-Fraud Alert System and Anti-Fraud Program

8.The Company will ensure that all money-transfer transactions originating in the United States, regardless of destination, will be monitored by the Company’s Anti-Fraud Program to identify and prevent potentially fraudulent transactions. The Anti-Fraud Program is defined as: the Anti-Fraud Alert System (“AFAS”); the Company’s active interdiction system, including but not limited to the Internal Watch List; the Fraudster Interception Program; and all subsequent iterations and replacements of, and additions to, each of the foregoing.

Transaction Monitoring

9.
a.    The Company will develop and implement a risk-based program, using the best tools available, to test and verify the accuracy of the sender and receiver biographical and identification data entered into the transaction database by MoneyGram Agents.

b.    The Company will review, within thirty (30) days of a CFR, the following money transfers for the purposes of considering whether to file a SAR, add consumers to the active interdiction system, create new Anti-Fraud Program rules, or conduct further investigation: (i) Related Receiver Transactions paid to the receiver identified in any such CFR during the period beginning thirty (30) days prior to the CFR and continuing until the date of the entry of such receiver into the Company’s active interdiction system; (ii) Related Sender Transactions sent by the sender identified in any such CFR during the period beginning thirty (30) days prior to the CFR and continuing until the entry of the sender into the Company’s active interdiction system. The Company, for the same purposes set forth in the first sentence of this paragraph, will also review within (30) days of a money transfer: (i) money transfers paid to a receiver who received, or sent by a sender who sent, three (3) or more money transfers at two (2) or more Agent locations within a twenty-four (24) hour period; and (ii) money transfers sent or received by an individual who provided the same social security or identification number as a different MoneyGram consumer within a rolling thirty (30) day period.

7.     The twelfth paragraph of Attachment C to the Agreement is amended to require reporting to the Department on a monthly basis. The thirteenth and fourteenth paragraphs of Attachment C to the Agreement are amended to read as follows:
Reporting Requirements
13.The Company will provide the Department with a report every month of all MoneyGram Agents or Agent locations worldwide that were terminated, suspended, or restricted in any way during the previous month based on fraud or money laundering concerns or as a result of the Anti-Fraud Program and whether or not a SAR was filed concerning those Agents or Agent locations.

14.The Company will provide the Department with a report every month listing all Agent termination, suspension, or restriction recommendations by the Company’s Fraud, Anti-Money Laundering, or Compliance Departments during the previous month based on fraud or money laundering concerns or as a result of the Anti-Fraud Program that were not accepted and an explanation of why. The Company should also indicate whether or not a SAR was filed concerning those Agents.

8.    Attachment C to the Agreement is further amended to include the following additional compliance undertakings:
Additional Reporting Requirements

16.The Company will provide the Department with a report every month identifying each Agent or Agent location the Company has identified as a subject of a SAR filed by the Company in the previous month.

17.The Company will provide the Department with a report every month identifying: (a) any new material modification to the Anti-Fraud Program (as defined in paragraph 8 above) in the previous month, including any new AFAS rules; and (b) the number of names added to the Company’s active interdiction system in the previous month; and (c) the total number of names on any active interdiction system backlog.

18.The Company will, on a monthly basis, provide the Department with: (a) spreadsheets, in the form previously identified by the Department, containing information about CFRs and Related Sender and Receiver transactions; and (b) information regarding money transfers sufficient to determine the percentage of CFR and Related Sender and Receiver transactions relative to overall money transfers worldwide and by country.

19.For the period of the Extended Term plus one year, to the extent permitted by law, the Company will maintain in the United States and make available to the Department upon request: (a) all available electronic transaction details for any transfer refunded under the Anti-Fraud Program; and (b) for any SAR identifying as a subject an Agent or Agent location, or owner or employee of such Agent or Agent location, all available electronic transaction details relating to that SAR, including but not limited to the total volume and value of transactions that were the subject of a CFR and paid by such Agent or Agent location in the twelve (12) months preceding the SAR; and (c) the results of any SAR, CFR, or Related Sender or Receiver transaction investigation or review.

Interdiction System

20.Upon receipt of a complaint via the Company’s “Core Channels” (customer service hotline, customer service email address, or online complaint form) about an alleged consumer-fraud-induced money transfer, the Company will, within two (2) business days, add to its active interdiction system (a) the receiver identified in the complaint and (b) the sender identified in the complaint provided that such sender has been identified in a CFR within the preceding thirty (30) days. Upon receipt of a complaint via any other channel, the Company will add such information to its active interdiction systems as soon as reasonably possible, pursuant to its interdiction policy. The Company will review whether it is loading and maintaining receivers and senders into the interdiction system in accordance with this paragraph on at least a monthly basis, and the Company will report the results of such reviews to the Department every month along with the other reporting required under this Agreement.

Additional Measures

21.The Company will designate an employee or employees to coordinate and be accountable for the Company’s Anti-Fraud Program.

22.To the extent permitted by law, the Company will require all consumers worldwide to provide a government-issued identification document (ID) in order to initiate or receive money transfers through the Company’s Agent network. The Company will direct its Agents to enter sufficient identifying information for interdiction purposes, including, to the extent permitted by law, the consumer’s ID number, into its point-of-sale system.

23.Under certain circumstances, as agreed to by the Company and the Department, the Company will agree to refund to consumers certain fraud related transactions sent between the filing of this Amendment and the expiration of the Agreement. The Company agrees that it shall not file any petitions for remission, restoration, or any other assertion of ownership or request for return relating to any future forfeitures associated with such refunded fraud related transactions, or any other action or motion seeking to collaterally attack the seizure, restraint, forfeiture, or conveyance of any future forfeitures associated with such refunded fraud related transactions, nor shall they assist any others in filing any such claims, petitions, actions, or motions. The Company agrees that it shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the refunded fraud related transactions that the Company pays pursuant to this Agreement.

24.The Company will comply with the Federal Trade Commission (“FTC”) Stipulated Order for Compensatory Relief and Modified Order for Permanent Injunction, including but not limited to, provisions regarding identification, prevention, and reimbursement of fraudulently induced transactions; interdiction of certain consumers; establishment, implementation, and maintenance of a comprehensive anti-fraud program; due diligence, oversight, investigation, monitoring, discipline, suspension, and termination of Agents; and submission of relevant information regarding alleged fraud-induced money transfers for inclusion in the Consumer Sentinel Network.

9.     Attachment D to the Agreement is amended to include the following provision:

11.The parties agree that the Company will provide the Monitor’s report to the Federal Trade Commission within fifteen (15) days after receiving the final version of said report.

10.    As a result of MoneyGram’s conduct, including conduct related to the implementation of an ineffective fraud interdiction system in 2015, the Company agrees that the Department could institute a civil, criminal, and/or administrative forfeiture action against certain funds held by the Company, and that such funds would be forfeitable pursuant to Title 18, United States Code, Sections 981 and 982. The Company agrees to forfeit to the United States the sum of $125 million (“the Additional Forfeiture Amount”). The Company hereby agrees that it is the sole owner of the funds and is transferring the funds unencumbered. The Company also agrees that, in the event the funds used to pay the Additional Forfeiture Amount are not directly traceable to or involved in transactions sent through the Company in violation of Title 18, United States Code Sections 1343 and 2, the monies used to pay the Additional Forfeiture Amount shall be considered substitute res for the purpose of forfeiture to the United States pursuant to Title 18, United States Code, Sections 981, 982, or Title 28, United States Code, Section 2461(c), and the Company releases any and all claims it may have to such funds. The Company waives all notice relating to any seizure or forfeiture of the Additional Forfeiture Amount. The Company agrees to execute any additional documents necessary to complete the forfeiture of the funds, including any forms evidencing the Company’s consent to forfeiture and waiver of timely notice. The Company agrees that it shall not file any petitions for remission, restoration, or any other assertion of ownership or request for return relating to the Additional Forfeiture Amount, or any other action or motion seeking to collaterally attack the seizure, restraint, forfeiture, or conveyance of the Additional Forfeiture Amount, nor shall they assist any others in filing any such claims, petitions, actions, or motions. The Company consents to the entry of a declaration of forfeiture and agrees the payments the Company had made and will make are final and the funds shall not be refunded should the Department later determine that the Company has breached this Agreement and commence a prosecution against the Company. The Company agrees that it shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the Additional Forfeiture Amount that the Company pays pursuant to this Agreement. Additionally, the Company agrees that it shall not claim, assert, or apply for, either directly or indirectly, any tax deduction, tax credit, or any other offset with regard to any U.S. federal, state, or local tax or taxable income of the Additional Forfeiture Amount paid pursuant to this Agreement. In the event of a breach of this Agreement and subsequent prosecution, the Department is not limited to the amounts previously forfeited from the Company.

The Department agrees that in the event of subsequent breach and prosecution, it will recommend to the Court that the amounts paid pursuant to the Agreement be offset against whatever forfeiture the Court shall impose as part of its judgment. The Company understands that such a recommendation will not be binding on the Court.
11.     The Company shall pay the sum of $70 million plus any associated transfer fees within ten (10) business days after the date this Court grants the accompanying Order Regarding the Joint Motion to Amend and Extend the Deferred Prosecution Agreement, pursuant to payment instructions as directed by the Department in its sole discretion. The Company shall pay the remaining sum of $55 million plus any associated transfer fees within eighteen (18) months of the date this Amendment is executed, pursuant to payment instructions as directed by the Department in its sole discretion.
12.    In consideration of the Company’s: (a) ongoing and future cooperation; (b) payment of the Additional Forfeiture Amount; (c) implementation of remedial measures described in the Amendment; and (d) agreement to undertake further AML and anti-fraud compliance measures, the Department agrees that it will not assert any breach of the Agreement by the Company, or any of its wholly owned or controlled subsidiaries related to any information that the Company has disclosed to the Department or the Monitor prior to the date on which this Amendment was signed and agrees that any prosecution of the Company for the conduct set forth in the criminal Information filed against the Company on November 9, 2012, be and hereby is deferred for the Extended Term.

AGREED:
FOR MONEYGRAM INTERNATIONAL, INC.:

Date:	November 7, 2018	By:	/s/ W. Alexander Holmes
W. Alexander Holmes
Chief Executive Officer
MoneyGram International, Inc.

Date:	November 7, 2018		/s/ David M. Zinn
David M. Zinn
Williams & Connolly LLP

FOR THE DEPARTMENT OF JUSTICE:

DAVID J. FREED
UNITED STATES ATTORNEY
Middle District of Pennsylvania

Date:	November 8, 2018	By:	/s/ Kim Douglas Daniel
Kim Douglas Daniel
Assistant U.S. Attorney

DEBORAH L. CONNOR
Chief, Money Laundering and
    Asset Recovery Section
Criminal Division
U.S. Department of Justice

Date:	November 8, 2018	By:	/s/ Margaret A. Moeser
Margaret A. Moeser
Senior Trial Attorney

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